CREDIT AGREEMENT


     THIS CREDIT AGREEMENT is made and entered into this       day of September,
                                                         -----
1999, by and between GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (the "Borrower"), and HAMBRECHT & QUIST GUARANTY FINANCE, LLC, as agent for the Noteholders (hereinafter defined) (the "Noteholder Agent"), and is joined in, for the limited purpose of making the representations, warranties, and covenants set forth in Articles IV, V and VI only, by GOODRICH PETROLEUM CORPORATION, a Delaware corporation ("Goodrich-Delaware").

                                   WITNESSETH:

     In consideration of the mutual covenants and agreements herein contained, the Borrower and the Noteholder Agent hereby agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     1.1 Terms Defined Above. As used in this Credit Agreement, the terms "Borrower," "Goodrich-Delaware," and "Noteholder Agent," shall have the meaning assigned to them hereinabove.

     1.2 Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

          "Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg. ss.240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

          "Agreement" shall mean this Credit Agreement, as it may be amended, supplemented, or restated from time to time.

          "Borrower Membership Interests" shall mean all of the membership interests and other equity interests in and to the Borrower.

          "Business Day" shall mean a day other than a day when commercial banks are authorized or required to close in the State of Texas.

          "Closing Date" shall mean September    , 1999.
                                             ----

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean the Mortgaged Properties, the Lafitte Membership Interests, the Borrower Membership Interests, all other Property of Goodrich-Delaware or Borrower and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.

          "Collateral Agency Agreement" shall mean that certain Collateral Agency Agreement dated concurrently herewith executed by and among the Noteholder Agent, Compass Bank, and Compass Bank, as Collateral Agent, as it may be amended, supplemented, or restated from time to time.

          "Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower or Goodrich-Delaware within the meaning of
     Section 4001 of ERISA.

          "Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit 3, executed by a Responsible Officer of the Borrower and furnished to the Noteholder Agent from time to time in accordance with the terms hereof.

          "Consolidated Net Income" shall mean, for any period, the net income of Goodrich-Delaware and its Subsidiaries, on a consolidated basis, for such period, determined in accordance with GAAP minus net income attributable to Lafitte (except to the extent of cash distributions by Lafitte to the Borrower).

          "Consolidated Tangible Net Worth" shall mean (a) total assets, as would, in accordance with GAAP, be reflected on a consolidated balance sheet of Goodrich-Delaware and its Subsidiaries, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits and other intangible assets, treasury stock, unamortized underwriter's debt discount and expenses, and goodwill minus (b) total liabilities, as would, in accordance with GAAP, be reflected on a consolidated balance sheet of Goodrich-Delaware and its Subsidiaries plus
     (c) the unpaid principal balance owed under the Subordinated Notes.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation ") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or
     (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the minimum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

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

          "Debt Service" shall mean, for any period and with respect to Indebtedness of Goodrich-Delaware on a consolidated basis, the sum of all principal payments made during such period on borrowed money Indebtedness plus all interest expense paid in respect of borrowed money Indebtedness during such period.

          "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

          "Default Rate" shall mean a per annum interest rate equal to eighteen percent (18%), but in no event exceeding the Highest Lawful Rate.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "EBITDA" shall mean, for any period, (a) Consolidated Net Income for such period plus (b) depreciation, amortization, depletion and other non-cash expenses for such period deducted in the determination of Consolidated Net Income minus (c) non-cash income for such period included in the determination of Consolidated Net Income.

          "Environmental Complaint" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of any Related Party, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of any Related Party or the business conducted thereon.

          "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Hazardous Materials Transportation Act of 1986, the Occupational Safety and Health Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state, as they may be cited, referenced and amended from time to time; (e) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

          "Event of Default" shall mean any of the events specified in Section 7.1.

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

          "Financial   Statements"   shall  mean  statements  of  the  financial
     condition  as at the  point  in  time  and  for the  period  indicated  and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Noteholder Agent and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

          "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

          "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

          "Goodrich-Delaware" shall mean Goodrich Petroleum Corporation, a Delaware Corporation.

          "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Requirement of Law.

          "Hedging Agreement" shall mean (a) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction and (b) any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to hydrocarbons or any option with respect to any such transaction.

          "Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Louisiana or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

          "Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money and capitalized leases, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

          "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person, or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Louisiana, or any other jurisdiction.

          "Insolvent"  or   "Insolvency"   shall  mean,   with  respect  to  any
     Multiemployer Plan, that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

          "Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

          "Lafitte" shall mean Goodrich Petroleum Company-Lafitte, L.L.C., a Louisiana limited liability company.

          "Lafitte Membership Interests" shall mean all of the membership interests or other equity interests in Lafitte.

          "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other that the owner of such Property, whether such interest is based on common law, statute, or contract and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, any Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

          "Limitation Period" shall mean any period while any amount remains owing on the Note and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

          "Loan Documents" shall mean this Agreement, the Notes, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Notes, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

          "Material Adverse Effect" shall mean (a) any material adverse effect on the business, operations, properties, condition (financial or otherwise), or prospects of the Borrower or Goodrich-Delaware, (b) any adverse effect upon the business operations, properties, condition (financial or otherwise), or prospects of the Borrower or Goodrich-Delaware which increases the risk that any of the Obligations will not be repaid as and when due, or (c) any adverse effect upon the Collateral.

          "Mortgaged Properties" shall mean all Oil and Gas Properties of the Borrower subject to a perfected first-priority Lien in favor of the Collateral Agent, subject only to Permitted Liens, as security for the Obligations.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Noteholder Agent" shall mean, initially and any time the circumstances described in the following sentence do not apply, Hambrecht & Quist Guaranty Finance, LLC. In the event (a) Compass Bank is no longer acting as the Collateral Agent under the Collateral Agency Agreement, and
     (b) some other person or entity is acting as the Collateral Agent under the Collateral Agency Agreement, such other person or entity shall also act as the Noteholder Agent hereunder, if willing to do so.

          "Noteholders" shall mean the holders and owners of the Notes, and their successors and assigns.

          "Notes" shall mean collectively, the Pari Passu Notes and the Subordinated Notes, together with all renewals, extensions for any period, increases, and rearrangements thereof.

          "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Notes, (b) the obligation of the Borrower for the payment of fees and expenses pursuant to the Loan Documents, and (c) all other obligations and liabilities of the Borrower to the Noteholders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

          "Oil and Gas Properties" shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and Properties appertaining, belonging, affixed, or incidental thereto.

          "Pari Passu Notes" shall mean those certain promissory notes in the aggregate principal amount of $5,000,000 dated concurrently herewith executed by the Borrower payable to the order of the Noteholders and issued to the Noteholders (as the same may from time to time be renewed, extended, modified or rearranged).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor,
     (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor,
     (e) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the owner of the relevant Property or materially detract from the value or use of the Property to which they apply, and other Liens expressly permitted under the Security Instruments, and (g) Liens on Oil and Gas Properties securing non-recourse debt used to acquire such Oil and Gas Properties.

          "Person" shall mean an individual,  corporation,  partnership,  trust,
     unincorporated   organization,   government,   any   agency  or   political
     subdivision of any government, or any other form of entity.

          "Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or Goodrich-Delaware, or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Prohibited Transaction" shall have the meaning assigned to such term in Section 4975 of the Code.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

          "Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or Goodrich-Delaware.

          "Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in
     Section 4241 of ERISA.

          "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. ss.2615.

          "Requirement of Law" shall mean, as to any Person, any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Government Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Responsible Officer" shall mean, as to any Person, its President or chief financial officer.

          "Security Instruments" shall mean the security instruments executed and delivered in satisfaction of the conditions set forth in Section 3.1, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Subordinated Notes" shall mean those certain promissory notes in the aggregate principal amount of $1,000,000.00, dated concurrently herewith executed by the Borrower payable to the order of Noteholders and issued by the Borrower to the Noteholders (as the same may from time to time be renewed, extended, modified or rearranged).

          "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

     1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

     1.4 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

     1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

     1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

     1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

                                   ARTICLE II
                                   ----------

                                TERMS OF FACILITY
                                -----------------

     2.1 Purchase and Sale of Notes. Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Noteholders agree to purchase from the Borrower and the Borrower agrees to issue and sell to the Noteholders an aggregate principal amount of $5,000,000.00 of the Pari Passu Notes and an aggregate principal amount of $1,000,000.00 of the Subordinated Notes, in the amounts for each Noteholder as set forth on the Schedule of Noteholders, attached hereto as Exhibit 1.

     2.2 Use of Proceeds from the Sale of the Notes. The net proceeds from the sale of the Notes shall be used solely for the acquisition and development by the Borrower of Oil and Gas Properties, for working capital and for general corporate purposes of the Borrower.

     2.3 Interest. Beginning as of the date of the Notes and continuing until the outstanding principal balance is paid in full, interest will accrue on the Notes at an annual rate of Eight Percent (8.0%). Interest will be computed on a 365/360 day basis compounding monthly; that is in each month 1/360 of the Eight Percent (8.0%) annual interest rate, will be multiplied by (a) the sum of (i) the outstanding principal balance and (ii) accumulated interest outstanding as of the end of the prior month and (b) the actual number of days that the principal was outstanding in such month.

     2.4 Repayment of Principal and Interest.

          2.4.1 Interest Accrual Period. Beginning as of the date of the Notes and continuing through October 1, 2002 (the "Interest Accrual Period"), interest shall accrue at an annual rate of Eight Percent (8.0%), compounding on the last date of each calendar month as described above. If on October 1, 2002, the common stock of Goodrich-Delaware has a closing price of at least $4.00 per share, as adjusted pursuant to Section 2.6.2 hereof (the "First Benchmark Stock Price"), then, at Borrower's option the Interest Accrual Period shall be extended to October 1, 2003 (the "First Extension Option"). If Borrower exercised the First Extension Option, and if on October 1, 2003, the common stock of Goodrich-Delaware has a closing price of at least $5.00 per share, as adjusted pursuant to Section 2.6.2 hereof (the "Second Benchmark Stock Price"), then, at Borrower's option, the Interest Accrual Period shall be extended to October 1, 2004 (the "Second Extension Option").

          2.4.2 Principal Repayment Period. Beginning as of the end of the Interest Accrual Period (initially October 1, 2002, but as may be adjusted pursuant to paragraph (a) above), the sum of all principal and accrued interest through the last day of the Interest Accrual Period shall be repaid in twenty-four equal monthly installments beginning on the last day of the Interest Accrual Period and continuing on the first day of the subsequent twenty-three months. The period of time beginning on the last day of the Interest Accrual Period and ending on the first day of the month that is twenty- three months after the last day of the Interest Accrual Period shall be referred to as the "Principal Repayment Period". For example, if the last day of the Interest Accrual Period is October 1, 2002, the Principal Repayment Period shall be from October 1, 2002 through September 1, 2004.

          2.4.3 Payment of Interest. During the Principal Repayment Period, all interest that accrues beginning on the last day of the Interest Accrual Period (initially October 1, 2002, but as may be adjusted by the First Extension

Option, or the Second Extension Option), shall be paid monthly on the first day of each of the following months during the Principal Repayment Period.

     2.5 Conversion of Principal and Accrued Interest. Beginning as of the date of the Notes and continuing until all accrued interest and the outstanding principal balance is paid in full, the Noteholders may, at their option pursuant to the terms hereof, by delivering to the Borrower a Conversion Notice, as defined in Section 2.5.2, elect to require the Borrower to convert all or part of the accrued interest and outstanding principal that is owing into shares of Goodrich-Delaware's common stock as follows:

          2.5.1  Conversion.  Some or all of the accrued  interest and principal amount outstanding shall be convertible into a number of shares of Goodrich-Delaware's common stock, which number of shares shall be equal to the quotient of (a) the total accrued interest and outstanding principal subject to conversion divided by (b) the Conversion Price, as defined in Section 2.6 (the "Conversion Option").

          2.5.2 Conversion Notice. "Conversion Notice" shall mean the written notice that a Noteholder may, at its option, give to the Borrower, notifying the Borrower of the Noteholder's decision to exercise a Conversion Option to convert some or all of the accrued interest and outstanding principal into shares of Goodrich-Delaware's common stock. The Borrower will deliver to the Noteholder the required shares of Goodrich-Delaware's common stock within five (5) business days of receiving the Conversion Notice.

          2.5.3 Minimum Conversion Amount. Each Conversion Notice given by a Noteholder to Borrower shall be for no less that 10% of the total amount of outstanding principal and accrued interest owing under the Note from Borrower to the Noteholder at the time that the Conversion Notice is given.

     2.6 Conversion Price.

          2.6.1 Conversion Price. The "Conversion Price" as used herein shall mean $4.00, as adjusted pursuant to Section 2.6.2 hereof.

          2.6.2 Adjustment to Conversion Price.

               2.6.2.1 Definitions. As used in this Section 2.6.2 the following terms shall have the following respective meanings:

                    (a) "Common Stock" shall mean shares of the presently authorized common stock of Goodrich-Delaware and any stock into which such common stock may hereafter be exchanged.

                    (b) "Options" shall mean the rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock or Convertible Securities.

                    (c) "Convertible Amounts" shall mean the aggregate dollar amounts that are subject to conversion at any given time pursuant to the Conversion Option.

                    (d)  "Convertible  Securities"  shall mean any  evidence  of
          indebtedness,   shares  of  stock  or  other  securities  directly  or
          indirectly convertible into or exchangeable for Common Stock.

               2.6.2.2 Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

                    (a) Reclassification, Reorganization, Consolidation or Merger. In the case of any reclassification of the Common Stock, or any reorganization, consolidation or merger of Goodrich-Delaware with or into another corporation (other than a merger or reorganization with respect to which Goodrich-Delaware is the continuing corporation and which does not result in any reclassification of the Common Stock), each share of Common Stock theretofore issuable upon exercise of any Conversion Option, shall be properly adjusted as to the number and kind of securities receivable upon the exercise of any Conversion Option, such that the Noteholder shall receive the number and kind of securities which a holder of Common Stock would have been entitled to receive after the happening of any of the events described in this subsection (a) had the conversion pursuant to any Conversion Option been made immediately prior to the happening of such event or the record date for such event, whichever is earlier. The provisions of this subsection (a) shall similarly apply to successive reclassifications, reorganizations, consolidations or mergers.

                    (b) Split, Subdivision or Combination of Shares. If Goodrich-Delaware at any time prior to the Noteholder's exercise of any Conversion Option shall split, subdivide or combine the Common Stock of Goodrich-Delaware, the Conversion Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination. Any adjustment under this subsection (b) shall become effective when the split, subdivision or combination becomes effective.

                    (c) Stock Dividends.  If Goodrich-Delaware at any time prior to the Noteholder's exercise of any Conversion Option shall pay a dividend with respect to Common Stock of Goodrich-Delaware payable in shares of Common Stock, Options, or Convertible Securities, the
          Conversion Price shall be adjusted, from and after the date of determination of the shareholders entitled to receive such dividend or distributions, to that price determined by multiplying the Conversion Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (including Common Stock issuable upon exercise, conversion or exchange of any Option or Convertible Securities issued as such dividend or distribution). If the Options or Convertible Securities issued as such dividend or distribution by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to Goodrich-Delaware, or any increase by the number of shares issuable upon exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price shall, upon any such decrease or increase becoming effective, be reduced to reflect such decrease or increased to reflect such increase as if such decrease or increase became effective immediately prior to the issuance of the Options or Convertible Securities as the dividend or distribution. Any adjustment under this subsection (c) shall become effective on the record date.

                    (d) Other Securities. In the event Goodrich-Delaware at any time prior to the Noteholder's exercise of any Conversion Option makes, or fixes a record date for the determination of holders of

          Common Stock entitled to receive, a dividend or other distribution payable in securities of Goodrich-Delaware other than shares of Common Stock, then, and in each such event, provision shall be made so that the Noteholder shall receive, upon exercise of any Conversion Option, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of Goodrich-Delaware which the Noteholder would have received had the Convertible Amounts been exchangeable for such Common Stock on the date of such event and had the Noteholder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by the Noteholder as aforesaid during such period, subject to all other adjustments called for during such period under this
          Section 2.6.2.2 with respect to the rights of the Noteholder.

               2.6.2.3 Other Adjustments. The First Benchmark Stock Price, the Second Benchmark Stock Price, and the Clawback Price shall all be subject to adjustment in the same manner and to the same extent as those adjustments made to the Conversion Price pursuant to Section 2.6.2.2 above.

          2.6.3 Fractional Shares. Pursuant to the Conversion Options, no fractions of shares of Common Stock shall be issued, but in lieu thereof
Borrower shall pay a cash adjustment to the Noteholder in respect of such fractional interest in an amount equal to such fractional interest multiplied by the then applicable Conversion Price; provided, however, that no payment will be made in respect of such cash adjustments if the amount payable is less than Twenty and No/100 Dollars ($20.00).

          2.6.4 Reserving Shares. Goodrich-Delaware shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the Conversion Options of the Noteholders, such number of shares of Common Stock as shall from time to time be adjusted pursuant to the
Section 2.6.2 hereof.

          2.6.5 Registration of Shares. Goodrich-Delaware shall file with the SEC, within sixty (60) days following the date of Notes, a registration statement on Form S-1 under the Securities Act of 1933, as amended, or such other form that Goodrich-Delaware is eligible to use or that the SEC deems appropriate (the "Registration Statement") for the registration of the resale by the Noteholders of the common stock of Goodrich-Delaware issuable upon conversion of the Notes ("Registrable Securities"). The Company shall use its best efforts to have the Registration Statement declared effective by the SEC by no later than ninety (90) days after the Date of Note hereof and to ensure that the Registration Statement, and the underlying prospectus, remains in effect for so long as any Registrable Securities are outstanding.

               (a) Notwithstanding the foregoing, Goodrich-Delaware may defer the filing of the Registration Statement until a date not later than sixty (60) days after the time set forth above if Goodrich-Delaware or its subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such Registration Statement (but would not be required if such Registration Statement were not filed).

               (b) Notwithstanding the foregoing, if Goodrich-Delaware determines in its good faith judgment that the filing of any supplement or amendment to the Registration Statement in order to keep the Registration
Statement effective would require the disclosure of material information that Goodrich-Delaware has a bona fide business purpose for preserving as confidential, then upon written notice of such determination by Goodrich-Delaware to the Noteholders, the obligation of Goodrich-Delaware to supplement or amend the Registration Statement will be suspended until

Goodrich-Delaware notifies the Noteholders in writing that the reasons for suspension of such obligations no longer exist and Goodrich-Delaware amends or supplements the Registration Statement as may be required. The maximum number of consecutive days during which Goodrich-Delaware may delay the filing of any such supplement or amendment shall not exceed sixty (60) days.

          2.6.6 Notice of Adjustments. Whenever the Conversion Price is adjusted pursuant to Section 2.6.2 hereof, the Borrower shall promptly issue a notice signed by its chief financial officer or chief executive officer stating, in reasonable detail, the new Conversion Price as a result of each adjustment, a brief statement of the facts requiring such adjustments and the computation thereof, and the date such adjustments became effective, and the Borrower shall mail (by first class mail, postage prepaid) to Noteholder at the Noteholder's address a copy of such notice.

     2.7 Prepayment. Some or all of the outstanding principal and accrued interest under the Notes may be prepaid at any time without penalty, pursuant to the terms described herein (the "Prepayment Option"). Borrower may only exercise the Prepayment Option, if after giving each Noteholder twenty (20) day's prior written notice the Noteholder has not elected to exercise its Conversion Option for such amount as Borrower wants to prepay.

     2.8 Borrower's Option. If Borrower notifies a Noteholder that it wishes to exercise its Prepayment Option for amounts that are not due for at least one year, and the Noteholder then elects to use its Conversion Option for such amounts, then Goodrich-Delaware may elect to repurchase one half of the Common Stock that the Noteholder received as a result of exercising such Conversion Option at a price of $6.00 per share, as adjusted pursuant to Section 2.6 (the "Clawback Price"). This option shall not be assignable by Goodrich-Delaware to any other party.

     2.9 Method of Payment. Borrower will pay the Noteholders principal and interest that is not converted into shares of Goodrich-Delaware's common stock pursuant to the Conversion Option, and any loan fees by check made payable to the Noteholder drawn on a United States bank and for United States dollars, or by wire transfer to an account of the Noteholder at the Noteholder's address shown above or at such other place as the Noteholder may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any remaining amount of any unpaid collection costs and late charges, then to accrued unpaid interest and then to any unpaid principal.

     2.10 Note Register;  Transfer and  Substitution of Notes.

          (a) The Borrower will keep at its principal office a register in which the Borrower will provide for the registration of the Notes and the registration of transfers of the Notes. The Borrower may treat any Person in whose name any
Note is registered on such register as the owner thereof for the purpose of payment of the principal of and interest on such Note and for all other purposes, including conversion of such Note under the terms hereof and any notices provided for herein or required to be given herein.

          (b) Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of a Note and, upon the delivery to the Borrower of an indemnity bond in such reasonable amount as the Borrower may determine or an unsecured indemnity agreement from the Noteholder whose Note was lost, stolen, destroyed or mutilated in such form as may be reasonably satisfactory to the Borrower, or upon the surrender of any partially mutilated

Note for cancellation, the Borrower will execute and deliver a new Note of like tenor to such Noteholder. Any Note in lieu of which any such new Note has been so executed and delivered by the Borrower shall not be deemed to be an outstanding Note for any purpose under this Agreement.

                                   ARTICLE III
                                   -----------
                                   CONDITIONS
                                   ----------

     The obligations of the Noteholders to close the purchase and sale of the Notes are subject to the satisfaction of the following conditions precedent:

     3.1 Receipt of Loan Documents and Other Items. The Noteholders shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, shall be satisfactory to the Noteholder Agent, and the Noteholder Agent shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the applicable Person or Persons, all in form and substance satisfactory to the Noteholder Agent and dated, where applicable, of even date herewith or a date prior hereto and acceptable to the Noteholder Agent:

          (a) multiple counterparts of this Agreement, as requested by the Noteholder Agent;

          (b) the Notes;

          (c) copies of the organizational documents and all amendments thereto of the Borrower and Goodrich-Delaware, accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower or Goodrich-Delaware, as the case may be, to the effect that each such copy is correct and complete;

          (d) certificates of incumbency and signatures of all officers of the Borrower and Goodrich-Delaware who are authorized to execute Loan Documents on behalf of such entities, each such certificate being executed by the secretary or an assistant secretary of the Borrower or Goodrich-Delaware, as the case may be;

          (e) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the management committee or board of directors of the Borrower and Goodrich-Delaware, accompanied by certificates of the secretary or an assistant secretary of the Borrower or Goodrich-Delaware, as the case may be, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the management committee or board of directors of the Borrower and Goodrich-Delaware, as the case may be, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

          (f) multiple counterparts, as requested by the Noteholder Agent, of the following documents establishing Liens in favor of the Collateral Agent in and to the Collateral:

               (i) Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production, and Financing Statement from the Borrower covering all Oil and Gas Properties of the Borrower and all improvements, personal property, and fixtures related thereto, and Financing Statements constituent thereto; and

               (ii) Security Agreements from Goodrich-Delaware and the Borrower covering the Borrower Membership Interests, the Lafitte Membership Interests and all other personal Property of Goodrich-Delaware and the Borrower, and Financing Statements constituent thereto;

          (g) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of each of the Borrower and Goodrich-Delaware in its jurisdiction of incorporation and in any other jurisdictions where it does business;

          (h) results of searches of the UCC Records of (i) the Secretary of State of the States of Louisiana, Michigan and Texas, in the name of the Borrower, and (ii) of the Secretary of State of the States of Louisiana and Texas in the name of Goodrich-Delaware, each from a source acceptable to the Noteholder Agent and reflecting no Liens other than Permitted Liens and no Liens against any Collateral;

          (i) the opinion of counsel to the Borrower and Goodrich-Delaware acceptable to the Noteholder Agent, in form and substance acceptable to the Noteholder Agent;

          (j) the Collateral Agency Agreement;

          (k) the execution of the Common Stock Warrant Purchase Agreement by and between Goodrich-Delaware and the Noteholders of even date herewith, and the issuance and delivery of the Warrants (as defined therein) issuable under the terms thereof; and

          (l)  such  other   agreements,   documents,   instruments,   opinions,
certificates, waivers, consents, and evidence as the Noteholder Agent may reasonably request.

                                   ARTICLE IV
                                   ----------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     To induce the Noteholders to enter into this Agreement and purchase the Notes from the Borrower, the Borrower and, where indicated, Goodrich-Delaware represent and warrant to the Noteholders (which representations and warranties shall survive the delivery of the Notes) that:

     4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Notes, the repayment of the Notes and interest and fees provided for in the Notes and this Agreement, the execution and delivery of the Security Instruments by the Borrower and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary limited liability company action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law or the certificate or articles of organization and operating agreement or other organizational or governing documents of the Borrower, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in or upon any Property of the Borrower other than as contemplated by the Loan Documents.

     4.2 Corporate Existence. Each of the Borrower and Goodrich-Delaware is duly organized, legally existing, and in good standing under the laws of its state of organization and is duly qualified as a foreign entity and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

     4.3 Valid and Binding Obligations. All Loan Documents to which the Borrower is a party, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of such entity, enforceable against the Borrower in accordance with their respective terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.4 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Collateral Agent, a legal, valid, and enforceable Lien in the Collateral described therein, which Liens, assuming the possession by the Collateral Agent of the certificates evidencing the Lafitte Membership Interest and the Borrower Membership Interests, and the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens.

     4.5 Title to Assets. Each of the Borrower and Goodrich-Delaware has good and indefeasible title to all of its Properties, free and clear of all Liens except Permitted Liens.

     4.6 Scope and Accuracy of Financial Statements. The Financial Statements of Goodrich-Delaware as of December 31, 1998 and as of July 31, 1999 provided to the Noteholder Agent present fairly the financial position and results of operations and cash flows of Goodrich-Delaware and its Subsidiaries in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since June 30, 1999, which could reasonably be expected to have a Material Adverse Effect.

     4.7 No Material Misstatements. No information, exhibit, statement, or report furnished to the Noteholder Agent by or at the direction of the Borrower or Goodrich-Delaware in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

     4.8 Liabilities, Litigation, and Restrictions. Other than as listed under the heading "Liabilities" on Exhibit 2, neither the Borrower or Goodrich-Delaware has any liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of any Collateral. Except as set forth under the heading "Litigation" on Exhibit 2, no litigation or other action of any nature affecting the Borrower or

Goodrich-Delaware is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower or Goodrich-Delaware. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or Goodrich-Delaware or the ownership and operation of its Property other than such as relate generally to Persons engaged in business activities similar to those conducted by such party.

     4.9 Authorizations and Consent. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower or Goodrich-Delaware of the Loan Documents to which it is a party or any instrument contemplated hereby, the repayment by the Borrower of the Notes and interest and fees provided in the Notes and this Agreement, or the performance by the Borrower or Goodrich-Delaware of its Obligations.

     4.10 Compliance with Laws. The Borrower and Goodrich-Delaware and their Properties are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA.

     4.11 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) will, in the aggregate, have a Material Adverse Effect.

     4.12 Environmental Laws. Except as described on Exhibit 2 under the heading "Environmental Matters:"


          (a) no Property of the Borrower or Goodrich-Delaware is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

          (b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower or Goodrich-Delaware at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

          (c)  no  Release  of   Hazardous   Substances   by  the   Borrower  or
Goodrich-Delaware or from, affecting, or related to any of their Property or adjacent to any of their Property has occurred; and

          (d) no Environmental Complaint has been received by the Borrower or Goodrich-Delaware.

     4.13 Investment Company Act Compliance. Neither the Borrower nor Goodrich-Delaware is or is directly or indirectly controlled by or acting on behalf of any Person which is an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.14 Public Utility Holding Company Act Compliance. Neither the Borrower nor Goodrich-Delaware is a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.15 Proper Filing of Tax Returns; Payment of Taxes Due. Each of the Borrower and Goodrich-Delaware has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrower and Goodrich-Delaware with respect to taxes and other governmental charges are adequate.

     4.16 Refunds. Except as described on Exhibit 2 under the heading "Refunds," no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower or Goodrich-Delaware being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons from any of its Properties.

     4.17 Gas Contracts. Except as described on Exhibit 2 under the heading "Gas Contracts," neither the Borrower nor Goodrich-Delaware (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of its Properties at some future date without receiving full payment therefor within 90 days of delivery, or (b) is subject to or has produced gas, in any material amount, subject to, or owns Properties subject to, balancing rights of third parties or balancing duties under governmental requirements, except as to such matters for which such party has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

     4.18 Intellectual Property. Each of the Borrower and Goodrich-Delaware owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and neither the Borrower nor Goodrich-Delaware knows of any valid basis for any such claim. The use of such Intellectual Property by the Borrower or Goodrich-Delaware does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower or Goodrich-Delaware.

     4.19 Casualties or Taking of Property. Except as disclosed on Exhibit 2 under the heading "Casualties," since June 30, 1999, neither the business nor any Property of the Borrower or Goodrich-Delaware has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

     4.20 Locations of Borrower and Goodrich-Delaware. The principal place of business and chief executive office of the Borrower and Goodrich-Delaware is located at 333 Texas Street, Suite 1375, Shreveport, Louisiana 71101 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Noteholder Agent, provided that (in the case of Borrower and Goodrich-Delaware) such other location is within a state in which appropriate financing statements from the Borrower or Goodrich-Delaware, as the case may be, in favor of the Collateral Agent have been flied.

     4.21 Scope of Collateral. The Collateral constitutes the only real or personal Property owned by the Borrower or Goodrich-Delaware.

                                    ARTICLE V
                                    ---------
                              AFFIRMATIVE COVENANTS
                              ---------------------

     For so long as any Notes remain outstanding or unpaid, the Borrower and Goodrich-Delaware shall do the following:

        5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Noteholder Agent, make such records available for inspection by the Noteholder Agent and, at the expense of the Borrower, allow the Noteholder Agent to make and take away copies thereof.

     5.2 Quarterly Financial Statements. Deliver to the Noteholders, on or before the 45th day after the close of each quarterly period of each fiscal year of Goodrich-Delaware, (a) a copy of the unaudited consolidated and consolidating Financial Statements of Goodrich-Delaware as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by the chief financial officer of Goodrich-Delaware as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of Goodrich-Delaware and its Subsidiaries, subject to changes resulting from normal year-end audit adjustments.

     5.3 Annual Financial Statements. Deliver to the Noteholders, on or before the 90th day after the close of each fiscal year of Goodrich-Delaware, (a) a copy of the annual audited consolidated Financial Statements of Goodrich-Delaware, together with the audit report issued in connection therewith, (b) a copy of the annual unaudited consolidating Financial Statements of Goodrich-Delaware, and (c) a Compliance Certificate.

     5.4 Oil and Gas  Reserve  Report.

          (a) Deliver to the Noteholder Agent no later than the last day of March of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Noteholder Agent, certified by any nationally- or regionally-recognized independent consulting petroleum engineers acceptable to the Noteholder Agent as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of the Borrower as of January 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate of such reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such reserves, and (iv) information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Borrower.

          (b) Deliver to the Noteholder Agent no later than the last day of August of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Noteholder prepared by or under the supervision of the chief petroleum engineer or geologist of the Borrower evaluating the Oil and Gas Properties of the Borrower as of July 1 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.4(a).

          (c) Deliver to the Noteholder Agent, on or before the 45th day after the close of each month, a report of monthly production of its Oil and Gas Properties, setting forth production volumes for oil, gas, other hydrocarbons and water, broken out by major fields or by wells.

          (d) Each of the reports provided pursuant to this Section shall be accompanied by additional data concerning pricing, quantities of production from the Oil and Gas Properties, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto and in such format as the Noteholder Agent may reasonably request.

          (e) In the event the Noteholder Agent has a reasonable concern as to the ability of the Borrower to meet its obligations as they become due, then the Borrower will provide to the Noteholder Agent such additional financial or other information and reports, in such formats and at such times as the Noteholder may reasonably request.

     5.5 Notices of Certain Events. Deliver to the Noteholder Agent, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower or Goodrich-Delaware and setting forth the relevant event or circumstance and the steps being taken with respect to such event or circumstance:

          (a) any Default or Event of Default;

          (b) any default or event of default under any contractual obligation of the Borrower or Goodrich-Delaware, or any litigation, investigation, or proceeding between the Borrower or Goodrich-Delaware and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding involving the Borrower or Goodrich-Delaware as a defendant or in which any Property of the Borrower or Goodrich-Delaware is subject to a claim and in which the amount involved is $500,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

          (d)  the  receipt  by  the  Borrower  or   Goodrich-Delaware   of  any
Environmental Complaint;

          (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower or Goodrich-Delaware, or adjacent to any Property of the Borrower or Goodrich-Delaware following any allegation of a violation of any Requirement of Law;

          (f) any Release of Hazardous Substances by the Borrower or Goodrich-Delaware from, affecting, or related to any Property of the Borrower or Goodrich-Delaware, or adjacent to any Property of the Borrower or Goodrich-Delaware, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

          (g) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto;

          (h) the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;

          (i)  any  change  in  the  senior   management   of  the  Borrower  or
Goodrich-Delaware;

          (j) the Borrower's or Goodrich-Delaware's acquisition or ownership of any estate (fee simple or leasehold) of real or personal Property, wherever located, which is not included in the Collateral; and

          (k) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

     5.6 Letters in Lieu of Transfer Orders; Division Orders. Promptly upon request by the Noteholder Agent at any time and from time to time, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrower and delivered to the Collateral Agent and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Noteholder Agent proceeds from or attributable to any Mortgaged Property.

     5.7 Additional Information. Furnish to the Noteholder Agent within five days after any material report (other than financial statements) or other communication is sent by the Borrower or Goodrich-Delaware to its stockholders or filed by the Borrower or Goodrich-Delaware with the Securities and Exchange Commission or any successor or analogous Government Authority, copies of such report or communication and, promptly upon the request of the Noteholder Agent, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower or Goodrich-Delaware as the Noteholder Agent may from time to time request; and notify the Noteholder Agent not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in name or the location of the principal place of business or chief executive office of the Borrower or Goodrich-Delaware; and upon the request of the Noteholder Agent, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

     5.8 Compliance with Laws. Comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower or Goodrich-Delaware,
(ii) required for the performance of the operations of the Borrower or Goodrich-Delaware, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of each of the Borrower or Goodrich-Delaware, while such Persons are acting within the scope of their relationship with such party, to comply with all such Requirements of Law as may be necessary or appropriate to enable such party to so comply.

     5.9 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against its Property, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

     5.10 Maintenance of its Existence and Good Standing. Maintain its corporate or limited liability company existence or qualification and good standing in its jurisdictions of incorporation or organization and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same.

     5.11 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as may, in the opinion of the Noteholder Agent, be necessary to fulfill the terms of the Loan Documents.

     5.12 Fees and Expenses.

          (a) Upon request by the Noteholder Agent, promptly pay all reasonable fees and expenses of the Noteholder Agent in connection with the preparation, negotiation, syndication, execution, delivery, administration, and enforcement of this Agreement and the other Loan Documents and any amendments, restatements, or supplements thereto, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in the Loan Documents, including, without limitation, fees and expenses of legal counsel.

          (b) Upon request by the Noteholder Agent, promptly pay (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Noteholders to satisfy any obligation of the Borrower or Goodrich-Delaware under any of the Loan Documents; to collect the Obligations; to enforce the rights of the Noteholders under any of the Loan Documents; and to protect the Properties or business of the Borrower and Goodrich-Delaware including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Noteholder Agent and which amounts shall include, but not be limited to (i) all court costs, (ii) reasonable fees and expenses of legal counsel, auditors and accountants, engineers, and environmental and insurance consultants, (iii) fees and expenses incurred in connection with the participation by the Noteholder Agent as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (iv) fees and expenses incurred in connection with lifting the automatic stay prescribed in ss.362, Title 11 of the United States Code, and (v) fees and expenses incurred in connection with any action pursuant to ss.1129, Title 11 of the United States Code, all reasonably incurred by the Noteholder Agent in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Default Rate, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

     5.13 Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.

     5.14 Maintenance and Inspection of Properties. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Noteholder Agent to visit and inspect any tangible Property of the Borrower or Goodrich-Delaware. So long as no Event of Default shall have occurred and be continuing, such visits and inspections shall be at the expense of the Noteholders. If an Event of Default has occurred and is continuing, such visits and inspections shall be at the expense of the Borrower.

     5.15 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Noteholder Agent and naming the Noteholder Agent as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Noteholder Agent furnish to the Noteholder Agent evidence, satisfactory to the Noteholder Agent, of the maintenance of such insurance. The Noteholder Agent shall have the right to collect, and the Borrower hereby assigns to the Noteholder Agent, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption or Collateral exceed $500,000, the Noteholder Agent may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $500,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Noteholder Agent shall deliver any such proceeds received by it to the Borrower. In the event the Noteholder Agent receives insurance proceeds not attributable to Collateral or business interruption, the Noteholder Agent shall deliver any such proceeds to the Borrower.

     5.16 Indemnification. INDEMNIFY AND HOLD THE NOTEHOLDERS AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES AND EACH TRUSTEE OR AGENT FOR THE BENEFIT OF THE NOTEHOLDERS UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES

AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER OR GOODRICH-DELWARE, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER OR GOODRICH-DELAWARE WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER OR GOODRICH-DELAWARE OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR GOODRICH-DELAWARE OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (c) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER OR GOODRICH-DELAWARE, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR GOODRICH-DELAWARE, OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR GOODRICH-DELAWARE WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER OR GOODRICH-DELAWARE, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE NOTEHOLDERS OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE OR AGENT FOR THE BENEFIT OF THE NOTEHOLDERS UNDER ANY SECURITY INSTRUMENT, BUT EXCLUDING ANY OCCURRENCE RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

     5.17 Guaranty by Goodrich-Delaware. At such time as it is able to do so without violating its certificate of incorporation, Goodrich-Delaware will execute and deliver to the Noteholder Agent a guaranty instrument guaranteeing the payment and performance of all of the Borrower's obligations to the Noteholders, whether direct or contingent.

     5.18 Retention of Excess Assets in Goodrich-Delaware. Goodrich Delaware shall not retain at the parent corporation level any asset or assets (other than the Borrower Membership Interests) having a value in excess of $1,000,000. At any time that Goodrich-Delaware owns any assets (other than the Borrower Membership Interests) having, in the aggregate, a value in excess of $1,000,000, Goodrich-Delaware will invest such assets in, or contribute such assets to, the Borrower or a Subsidiary of the Borrower.

                                   ARTICLE VI
                                   ----------
                               NEGATIVE COVENANTS
                               ------------------

     For so long as any Notes remain outstanding or unpaid, the Borrower will not and Goodrich-Delaware will not do any of the following:

     6.1 Indebtedness; Contingent Obligations. Create, incur, assume, or suffer to exist any Indebtedness or Contingent Obligation, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, the Subordinated Debt, the Pari Passu Debt and the Compass Bank Debt, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (e) performance guarantees and performance surety or other bonds provided in the ordinary course of business, (d) Indebtedness with respect to Hedging Agreements entered into with a Person acceptable to the Noteholder Agent, provided that such Hedging Agreements relating to hydrocarbons cover not more than 75% of the projected monthly production from proved developed producing Oil and Gas Properties of the Borrower, (e) trade credit (including authorizations for expenditures with respect to Oil and Gas Properties) incurred or operating leases entered into in the ordinary course of business.

     6.2 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Properties, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

     6.3 Sales of Assets. Without the prior written consent of the Noteholder Agent, sell, transfer, or otherwise dispose of, in one or any series of transactions, any stock of any Subsidiary, any Collateral, or any other assets, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any Property at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in its business, (c) the sale or other disposition of other assets (excluding any stock of any Subsidiary) which are not material to the operations of the Borrower, taken as a whole, provided that any mandatory prepayment required as a result thereof is made at the time of such sale or disposition, or (d) Property representing less than ten percent (10%) of the Borrower's total assets on a book value basis and on an SEC PV-10 basis.

     6.4 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

     6.5 Changes in Corporate Structure. Without the prior written consent of the Noteholder Agent, which will not be unreasonably withheld, enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

     6.6 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate.

     6.7 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which it is engaged as of the date hereof.

     6.8 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower or Goodrich-Delaware pursuant to Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.

     6.9 Consolidated Net Worth. Permit, as of the close of any fiscal quarter ending on or after December 31, 1999, Consolidated Tangible Net Worth to be less than $7,000,000 plus 50% of positive Consolidated Net Income after March 31, 1999 and 100% of all cash equity proceeds, net of expenses incurred in connection with any offering transaction after the date hereof.

     6.10 Debt Service Ratio. Permit, as of the close of any fiscal quarter ending on or after December 31, 1999, the ratio of (a) the sum of EBITDA for such fiscal quarter plus cash equity investments made to Goodrich-Delaware or to the Borrower within 45 days after the end of such quarter to (b) Debt Service for such fiscal quarter to be less than 1.10 to 1.00.

     6.11 General and Administrative Expenses. Permit, as of the close of any fiscal quarter ending on or after December 31, 1999, general and administrative expenses (including capitalized general and administrative expenses), on a consolidated basis for Goodrich-Delaware and its Subsidiaries, to exceed twenty percent (20%) of total consolidated revenues for Goodrich-Delaware and its Subsidiaries (excluding proceeds from asset sales and other non-recurring revenues) for such period.

     6.12 Creation of Subsidiaries. Create or permit to exist any Subsidiaries of Goodrich-Delaware other than the Borrower. This covenant will not prevent the Borrower from creating or having additional Subsidiaries.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

     7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

          (a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any fee or other sum payable under any Loan Document and, with respect to the payment of interest only, such default shall continue for three days;

          (b) default shall be made by the Borrower or Goodrich-Delaware in the due observance or performance of any of their respective obligations under the Loan Documents, other than as described in Section 7. 1 (a), and with respect to default in the observance or performance of obligations under Article V and under Sections 6.9, 6.10 or 6.11, such default shall continue for 30 days after notice thereof to the Borrower by the Noteholder Agent;

          (c) any representation or warranty made by the Borrower or Goodrich-Delaware in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Noteholder Agent in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

          (d) default shall be made by the Borrower or Goodrich-Delaware (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness exceeding $100,000 or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

          (e) the Borrower or Goodrich-Delaware shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

          (f) an order, judgment, or decree shall be entered against the Borrower or Goodrich-Delaware by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

          (g) the levy against any significant portion of the Property of the Borrower or Goodrich-Delaware, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

          (h) a final and non-appealable order, judgment, or decree shall be entered against the Borrower or Goodrich-Delaware for money damages and/or Indebtedness due in an amount in excess of $500,000, and such order, judgment or decree shall not be dismissed or stayed within 30 days;

          (i) the Borrower or Goodrich-Delaware shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iii) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

          (j) the Security Instruments shall for any reason not, or cease to, create valid and perfected first-priority Liens against all of the real and personal Property of Goodrich-Delaware and the Borrower;

          (k) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Noteholder Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title IV of ERISA; the Borrower or any Commonly Controlled Entity shall incur, or in the reasonable opinion of the Noteholder Agent, be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this Section 7.1(k) could subject the Borrower or any Commonly Controlled Entity to any tax (other than an excise tax under Section 4980 of the Code), penalty or other liabilities which taken in the aggregate would have a Material Adverse Effect and any such circumstance shall exist for in excess of 30 days; or

          (l) any payment of royalties on Oil and Gas Properties of the Borrower shall not be paid when due or any account payable of the Borrower (except as the Noteholder Agent may expressly agree in writing) shall not be paid within sixty
(60) days of invoice date.

     7.2 Remedies.

          (a) Upon the occurrence of an Event of Default specified in Sections 7.1(f) or 7.1(g), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower.

          (b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(f) or 7.1(g), (i) the Noteholder Agent may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower.

          (c) Upon the occurrence of any Event of Default, the Noteholder Agent may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

                                  ARTICLE VIII
                                  ------------
                                  MISCELLANEOUS
                                  -------------

     8.1 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Note and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding.

     8.2 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, two Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

          (a) if to the Noteholder Agent, to:

                Hambrecht & Quist Guaranty Finance, LLC
                One Bush Street
                San Francisco, California 94104
                Attention:   Lorraine Nield
                (415)439-3804 (telecopy)


          (b) if to the Borrower, to:

                Goodrich Petroleum Company, L.L.C.
                333 Texas Street, Suite 1375
                Shreveport, Louisiana 71101
                Attention: Walter G. Goodrich
                Telecopy: (318)429-2296


          (c) if to a Noteholder, to:

                the Noteholder's address or telecopy number shown on Exhibit 1.

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

     8.3 Parties in Interest. All covenants and agreements herein contained by or on behalf of the Borrower, Goodrich-Delaware or the Noteholders shall be binding upon the Borrower, Goodrich-Delaware or the Noteholders, as the case may be, and their respective legal representatives, agents, successors, and assigns.

     8.4 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Borrower and the Noteholders and their successors and assigns. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

     8.5 No Waiver, Rights Cumulative. No course of dealing on the part of the Noteholders, the Noteholder Agent, their respective officers or employees, nor any failure or delay by the foregoing with respect to exercising any rights under any Loan Document shall operate as a waiver thereof. The rights of the Noteholders under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

     8.6 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

     8.7 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

     8.8 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

     8.9 Governing Law. THIS AGREEMENT, THE NOTES, AND THE GUARANTY AND ALL ISSUES ARISING IN CONNECTION THEREWITH AND THE TRANSACTIONS CONTEMPLATED THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

     8.10 Jurisdiction and Venue. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE NOTEHOLDER AGENT IN COURTS HAVING SITUS IN SHREVEPORT, LOUISIANA. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN SHREVEPORT, LOUISIANA AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE NOTEHOLDERS, THE NOTEHOLDER AGENT OR THE COLLATERAL AGENT IN ACCORDANCE WITH THIS SECTION.

     8.11 Waiver of Rights to Jury Trial. THE BORROWER, THE NOTEHOLDERS AND THE NOTEHOLDER AGENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE

NOTEHOLDERS, THE NOTEHOLDER AGENT OR THE COLLATERAL AGENT IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE NOTEHOLDERS ENTERING INTO THIS AGREEMENT.

     8.12 Entire Agreement. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT AMONG THE PARTIES HERET09 WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

     8.13 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which for all purposes shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.







BORROWER:

GOODRICH PETROLEUM COMPANY, L.L.C.


By:
     ------------------------------------
             Walter G. Goodrich,
                President



GOODRICH-DELAWARE:

GOODRICH PETROLEUM CORPORATION
(Joining for the limited purpose of making the representations, warranties and covenants set forth in Articles IV, V and VI hereinabove.)


By:
     ------------------------------------
             Walter G. Goodrich,
                President




NOTEHOLDER AGENT:                            By:
                                                 -------------------------------
HAMBRECHT & QUIST GUARANTY FINANCE, LLC

                                    EXHIBIT 1
                                    ---------
                             SCHEDULE OF NOTEHOLDERS
                             -----------------------

                                    EXHIBIT 2
                                    ---------
                                   DISCLOSURES
                                   -----------


Section 4.8  "Liabilities"            -- None.

Section 4.8  "Litigation"             --See attached Schedule 1.

Section 4.12 "Environmental Matters"  -- None, except as disclosed on Schedule 1

Section 4.16 "Refunds"                -- None.

Section 4.17 "Gas Contracts"          -- None.

Section 4.19 "Casualties"             -- None.

                                    EXHIBIT 3
                                    ---------
                         FORM OF COMPLIANCE CERTIFICATE
                         ------------------------------